Exhibit 2.1

MASTER SEPARATION AGREEMENT

by and between

THE ENSIGN GROUP, INC.

and

THE PENNANT GROUP, INC.

dated as of

[____], 2019

i

ii

Exhibit A – Pennant Subsidiaries

Schedules

Schedule 2.2(a)	Certain Pennant Assets
Schedule 2.3(a)	Certain Pennant Liabilities

iii

MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT (this “Agreement”) is entered into as of [______], 2019, by and between THE ENSIGN GROUP, INC., a Delaware corporation (“Ensign”) and THE PENNANT GROUP, INC., a Delaware corporation and a direct, wholly-owned subsidiary of Ensign (“Pennant”). Ensign and Pennant are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the board of directors of Ensign has determined that it is advisable and in the best interests of Ensign and its stockholders to reorganize the assets and liabilities of Ensign into two companies: (i) Ensign which, following consummation of the transactions contemplated herein, will own and conduct the Ensign Business; and (ii) Pennant which, following consummation of the transactions contemplated herein, will own and conduct the Pennant Business;

WHEREAS, in furtherance thereof, the board of directors of Ensign and the board of directors of Pennant have approved the transfer by Ensign and its Subsidiaries of the Pennant Assets to Pennant and its Subsidiaries in actual or constructive exchange for (i) the assumption or incurrence, as applicable, by Pennant and certain of its Subsidiaries of the Pennant Liabilities, (ii) the issuance by Pennant to Ensign of shares of Pennant Common Stock and (iii) the transfer by Pennant, directly or indirectly, to Ensign of the Pennant Cash Payment, all as more fully described in this Agreement and the Ancillary Agreements (the “Reorganization”);

WHEREAS, the board of directors of Ensign has also determined that it is advisable and in the best interests of Ensign and its stockholders to effect a distribution (the “Distribution”) to the holders of the outstanding shares of Ensign Common Stock, on a pro rata basis, of all of the outstanding shares of Pennant Common Stock held by Ensign so that, following the Distribution, Ensign and Pennant will be two independent, publicly traded companies;

WHEREAS, the Reorganization and the Distribution will, among other items, (i) amplify the results of Ensign’s unique operating model in the home health, hospice and senior living industries; (ii) create additional opportunities for key leaders within Pennant and Ensign; (iii) create an enhanced ability to continue both Pennant’s and Ensign’s growth strategy; (iv) create an increased ability to raise funds through capital market offerings; (v) improve opportunities for partnership outside of Ensign; (vi) highlight Pennant’s uniquely diversified payor mix; (vii) provide for equity compensation awards more closely tied to value created by Pennant’s leaders and employees; and (viii) improved investor understanding about the Pennant Business and Ensign Business;

WHEREAS, Pennant has been incorporated for these purposes and has not engaged in activities except in preparation for the Reorganization and the Distribution;

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Reorganization and the Distribution and the relationship between Ensign and/or its Subsidiaries, on the one hand, and, Pennant and/or its Subsidiaries, on the other hand.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“AAA” and “AAA Rules” have the respective meanings set forth in Section 10.2(b).

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Ancillary Agreements” has the meaning set forth in Section 3.5.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the Ensign Group” has the meaning set forth in Section 9.3.

“Appropriate Member of the Pennant Group” has the meaning set forth in Section 9.2.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by applicable Law or executive order to close.

“California Courts” has the meaning set forth in Section 10.2(b)(iv).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information:

(a) that is required to be maintained in confidence by any Law or under any Contract;

(b) concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c) concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, business plans, strategic plans, Contracts, however documented, and other similar financial or business information;

(d) constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any dispute or legal proceeding; or

(e) constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Contribution Agreements” means the (i) Distribution and Contribution Agreement to be entered into by Bridgestone Living LLC, Pinnacle Senior Living LLC and Ensign, (ii) the Contribution Agreement to be entered into by Turnberry Health Holdings LLC and Ensign prior to the Effective Time and (iii) the Contribution and Exchange Agreement to be entered into by Ensign and Pennant prior to the Effective Time.

“Deferred Asset,” “Deferred Liability” and “Deferred Asset or Liability” have the respective meanings set forth in Section 2.1(b)(ii).

“Dispute” has the meaning set forth in Section 10.2.

“Dispute Notice” has the meaning set forth in Section 10.2(a).

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means Broadridge Corporate Issuer Solutions, Inc.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of Ensign, in its sole and absolute discretion.

“Effective Time” means 12:01 a.m. (Eastern time) on [______], 2019, or such other time agreed to by the Parties from time to time.

“Employee Matters Agreement” means the Employee Matters Agreement, substantially in the form of Exhibit 10.3 to the Registration Statement, to be entered into by Ensign and Pennant prior to the Effective Time.

“Ensign” has the meaning set forth in the preamble to this Agreement.

“Ensign Assets” has the meaning set forth in Section 2.2(b).

“Ensign Business” means any business now or formerly conducted by Ensign and its present and former Affiliates, other than the Pennant Business, including the skilled nursing, senior living and other ancillary operations of the post-acute businesses conducted by the Ensign Group.

“Ensign Common Stock” means the common stock, par value $0.001 per share, of Ensign.

“Ensign D&O Policies” has the meaning set forth in Section 7.1.

“Ensign Group” means collectively, Ensign and the Subsidiaries of Ensign other than Pennant and the Pennant Subsidiaries.

“Ensign Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the Ensign Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the Pennant Group or any of the Pennant Business or (b) Contracts, commitments, Liabilities or permits of any member of the Pennant Group or any of the Pennant Business.

“Ensign Indemnitees” means each member of the Ensign Group and its Affiliates (other than Pennant and the Pennant Subsidiaries) and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Ensign Leases” means the lease or sublease agreements, as applicable, each in substantially the form of Exhibit 10.4 of the Registration Statement, to be entered into prior to the Effective Time, by and between a member of the Pennant Group and a member of the Ensign Group to amend and restate the individual “triple-net” lease agreements of [__] senior living properties.

“Ensign Liabilities” has the meaning set forth in Section 2.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means the Ensign Group and/or the Pennant Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services including all earn-out obligations, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all obligations of such specified Person that are or are required by GAAP to be treated as a capital lease, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee, and (j) any prepayment penalties, premiums, consent or other fees or breakage costs that would be payable in order to fully discharge and terminate all obligations under clauses (a) through (i) above.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any Ensign Indemnitee or any Pennant Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, a preliminary version of which is filed as Exhibit 99.1 to the Registration Statement, and any related documentation to be provided to holders of Ensign Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, directors and officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“Intercompany Account” means any receivable, payable or loan between any member of the Ensign Group, on the one hand, and any member of the Pennant Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the Ensign Group and the Pennant Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract between or among any member of the Ensign Group, on the one hand, and any member of the Pennant Group, on the other hand, entered into prior to the Effective Time, but excluding any Contract to which a Person other than any member of the Ensign Group or the Pennant Group is also a party.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” has the meaning set forth in the recitals to this Agreement.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, whether or not reflected on a balance sheet, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Merger Agreement” means the Agreement and Plan of Merger to be entered into by Pennant, [Cornerstone Merger Sub Inc.] and Cornerstone Healthcare, Inc. prior to the Effective Time.

“NASDAQ” means the The NASDAQ Global Select Market.

“NASDAQ Listing Application” has the meaning set forth in Section 3.2(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Pennant” has the meaning set forth in the preamble to this Agreement.

“Pennant Assets” has the meaning set forth in Section 2.2(a).

“Pennant Business” means all business and operations conducted by any member of the Pennant Group, as described in the Information Statement, including (i) the home health and hospice agencies business conducted by the Pennant Group, (ii) the senior living service businesses conducted by the Pennant Group, and (iii) any other business directly conducted by any member of the Pennant Group as of or prior to the date of this Agreement.

“Pennant Cash Payment” has the meaning set forth in Section 2.1(a)(iii).

“Pennant Common Stock” means the common stock, par value $0.01 per share, of Pennant.

“Pennant Contracts” means any contract, agreement, arrangement, commitment or understanding listed or described in Schedule 2.2(a) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described in Schedule 2.2(a)) and any other contract, agreement, arrangement, commitment or understanding, whether or not in writing, that relates primarily to the Pennant Business.

“Pennant Credit Facility” means the revolving credit facility to be entered into by Pennant prior to the Effective Time.

“Pennant Group” means collectively, Pennant and the Pennant Subsidiaries.

“Pennant Indemnitees” means each member of the Pennant Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Pennant Liabilities” has the meaning set forth in Section 2.3(a).

“Pennant Subsidiaries” means the Subsidiaries of Pennant as of the date of this Agreement, the entities listed on Exhibit A hereto, any Subsidiary of any such entities and any direct or indirect Subsidiary of Pennant formed after the date of this Agreement and prior to the Distribution Date.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Record Date” means the close of business on the date determined by the board of directors of Ensign as the record date for determining holders of Ensign Common Stock entitled to receive shares of Pennant Common Stock in the Distribution.

“Record Holders” has the meaning set forth in Section 4.1(a)(i).

“Registration Statement” means the registration statement on Form 10 of Pennant with respect to the registration under the Exchange Act of the Pennant Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, encroachment, restriction on transfer, restriction or limitation on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Tax Matters Agreement” means the Tax Matters Agreement, substantially in the form of Exhibit 10.2 to the Registration Statement, to be entered into by Ensign and Pennant prior to the Effective Time.

“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the Reorganization, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit 10.1 to the Registration Statement, to be entered into by Ensign and Pennant prior to the Effective Time.

Section 1.2 Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e) accounting terms used herein shall have the meanings historically ascribed to them by Ensign and its Subsidiaries in their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g) reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i) if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(j) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k) any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

THE REORGANIZATION

Section 2.1 Transfers of Assets and Assumptions of Liabilities.

(a) Transfers Prior to Effective Time. Subject to Section 2.1(b), Ensign and Pennant agree to take all actions necessary so that, immediately prior to the Effective Time:

(i) Ensign shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Pennant or certain Persons designated by Pennant who are or will become members of the Pennant Group, and Pennant or such Persons shall accept from Ensign and its applicable Subsidiaries, to the extent not already owned by the Pennant Group, all of Ensign’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all Pennant Assets;

(ii) Pennant and certain Persons designated by Pennant who are or will become members of the Pennant Group shall accept and assume, to the extent the Pennant Group is not already liable therefor, all the Pennant Liabilities in accordance with their respective terms, regardless of when or where such Pennant Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Pennant Liabilities are asserted or determined (including any Pennant Liabilities arising out of claims made by Ensign’s or Pennant’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Ensign Group or the Pennant Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Ensign Group or the Pennant Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Pennant shall transfer directly or indirectly, to the applicable member of the Ensign Group, a portion of the loan proceeds from the Pennant Credit Facility in an amount anticipated to equal approximately $11,000,000 (the “Pennant Cash Payment”); and

(iv) Pennant shall issue to Ensign shares of Pennant Common Stock, which shares shall be fully paid and non-assessable under the Laws of the State of Delaware, of a sufficient number to effectuate the Distribution.

(b) Deferred Transfers and Assumptions.

(i) Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii) To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable, and, collectively, a “Deferred Asset or Liability”), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to a Deferred Asset or Liability, are obtained or satisfied, the transfer or assumption of such Deferred Asset or Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(iii) From and after the Effective Time until such time as a Deferred Asset or Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the sole expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining such Deferred Asset or Liability will use its commercially reasonable efforts to notify in writing the Party entitled to or intended to assume, as applicable, such Deferred Asset or Liability of the need for such expenditure and provide additional supporting details on such expenditure as reasonably requested by the Party entitled to or intended to assume, as applicable, such Deferred Asset or Liability. In addition, the Party retaining such Deferred Asset or Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability, and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv) In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.

(v) The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.1(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning at the Effective Time and ending on the date of the actual transfer).

(c) Misallocated Assets and Liabilities.

(i) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable. Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(b).

(ii) In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration other than that set forth in this Agreement or such Ancillary Agreement, as applicable. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(b).

(d) Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests that are certificated, certificates endorsed in blank or evidenced and/or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

(e) Plan of Reorganization. The Parties agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Section 2.2 Pennant Assets and Ensign Assets.

(a) For purposes of this Agreement, “Pennant Assets” shall mean, except as otherwise expressly provided in this Agreement or any Ancillary Agreement (including the Tax Matters Agreement):

(i) all of the equity interests in the Pennant Subsidiaries;

(ii) all Assets of the Pennant Subsidiaries;

(iii) all Pennant Contracts;

(iv) the Assets listed or described in Schedule 2.2(a); and

(v) any and all Assets owned or held immediately prior to the Effective Time by Ensign or any of its Subsidiaries that are used primarily in, or that primarily relate to, the Pennant Business other than any such Assets that are subject to a lease agreement between Ensign or any of its Subsidiaries and Pennant.

For the avoidance of doubt, the Pennant Assets shall include, but not be limited to, all Assets recorded on the consolidated balance sheet of Pennant as of the date of this Agreement, excluding capitalized leases.

(b) For the purposes of this Agreement, “Ensign Assets” shall mean (without duplication), (i) any and all Assets owned, directly or indirectly, by Ensign or any of its Subsidiaries as of the Effective Time, other than the Pennant Assets.

Section 2.3 Pennant Liabilities and Ensign Liabilities.

(a) For the purposes of this Agreement, “Pennant Liabilities” shall mean, except as otherwise expressly provided in this Agreement or any Ancillary Agreement (including the Tax Matters Agreement):

(i) all Liabilities to the extent relating to, arising out of or resulting from the Pennant Assets or the Pennant Business, whether arising before, at or after the Effective Time, including without limitation those expressly or implicitly assumed by Pennant Group under the Pennant Contracts;

(ii) all Liabilities to be assumed by Pennant pursuant to this Agreement or any Ancillary Agreement;

(iii) all Liabilities related to the Pennant Credit Facility; and

(iv) those Liabilities set forth in Section 2.3(a) of the Schedules.

(b) For the purposes of this Agreement, “Ensign Liabilities” shall mean (without duplication) any and all Liabilities of Ensign and its Subsidiaries as of the Effective Time other than Pennant Liabilities.

Section 2.4 Termination of Intercompany Agreements.

(a) Except as set forth in Section 2.4(b), Ensign, on behalf of itself and each of the other members of the Ensign Group, and Pennant, on behalf of itself and each of the other members of the Pennant Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.5. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b) The provisions of Section 2.4 shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Effective Time and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement);

(ii) any agreements entered into by Ensign or an Affiliate thereof and Pennant or an Affiliate thereof in the ordinary course of business related to business operations of Subsidiaries thereof; and

(iii) any confidentiality or non-disclosure agreements among any members of either Group.

Section 2.5 Settlement of Intercompany Accounts. Each Intercompany Account outstanding immediately prior to the Effective Time, will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the Ensign Group and the Pennant Group prior to the Effective Time, in each case, in the manner agreed to by the Parties.

Section 2.6 Replacement of Guarantees.

(a) The Parties shall cooperate and use their reasonable best efforts to arrange, effective at or prior to the Effective Time, at Pennant’s cost and expense, the replacement of all Ensign Guarantees with alternate arrangements that do not require any credit support from any member of the Ensign Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such Ensign Guarantees written releases indicating that each applicable member of the Ensign Group will, effective as of the Effective Time, have no further Liability with respect to such Ensign Guarantees. Pennant shall indemnify, defend and hold harmless each member of the Ensign Group against, and reimburse each member of the Ensign Group for, any Losses incurred following the Distribution with respect to such Ensign Guarantee, including without limitation auditor fees associated with such Ensign Guarantees and the cost of procuring any applicable third party valuations.

(b) If, following the Effective Time, the Parties are unable to replace any Ensign Guarantee, (i) the Parties shall cooperate and continue to use their reasonable best efforts to replace such Ensign Guarantee with alternate arrangements that do not require any credit support from any member of the Ensign Group and (ii) Pennant shall indemnify, defend and hold harmless each member of the Ensign Group against, and reimburse each member of the Ensign Group for, any Losses incurred following the Distribution with respect to such Ensign Guarantee, including without limitation auditor fees associated with such Ensign Guarantees and the cost of procuring any applicable third party valuations.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 SEC and Other Securities Filings.

(a) Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC.

(b) The Parties caused the Registration Statement to become effective on [●], 2019.

(c) As soon as practicable after the date hereof, Ensign shall cause the Information Statement to be mailed to the Record Holders (or notice of internet availability thereof).

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e) The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2 NASDAQ Listing Application.

(a) Prior to the date of this Agreement, the Parties caused an application for the listing on NASDAQ of Pennant Common Stock to be issued to the Record Holders in the Distribution (the “NASDAQ Listing Application”) to be prepared and filed.

(b) Prior to the date of this Agreement, the Parties have caused the NASDAQ Listing Application to be approved, subject to official notice of distribution.

(c) Ensign has given NASDAQ notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3 Distribution Agent. At or prior to the Effective Time, Ensign shall, if requested by the Distribution Agent, enter into a distribution agent agreement and/or a paying agent agreement with the Distribution Agent.

Section 3.4 Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.5 Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the following agreements (collectively, the “Ancillary Agreements”):

(a) the Tax Matters Agreement, (b) the Transition Services Agreement, (c) the Employee Matters Agreement, (d) the Contribution Agreements, (e) the Merger Agreement, (f) the Ensign Leases and (f) such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

Section 3.6 Governance Matters.

(a) Certificate of Incorporation and Bylaws. Pennant has adopted the amended and restated certificate of incorporation and the amended and restated bylaws of Pennant, each substantially in the form filed by Pennant with the SEC as an exhibit to the Registration Statement, and Pennant shall not take any action to modify its charter or bylaws prior to the Effective Time.

(b) Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of Pennant will be as set forth in the Information Statement.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Distribution.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 4.1(b):

(i) on or prior to the Distribution Date, Ensign shall deliver or otherwise make available to the Distribution Agent, for the benefit of holders of record of Ensign Common Stock at the close of business on the Record Date (the “Record Holders”), such number of issued and outstanding shares of Pennant Common Stock as is necessary to effect the Distribution; and

(ii) on the Distribution Date, Ensign will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, (A) one share of Pennant Common Stock for every two (2) shares of Ensign Common Stock held by such Record Holder on the Record Date and (B) cash, if applicable, in lieu of fractional shares, in an amount determined in accordance with Section 4.1(c) hereof. All such shares of Pennant Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, Ensign shall cause the Distribution Agent to deliver an account statement to each holder of Pennant Common Stock reflecting such holder’s ownership thereof. All of the shares of Pennant Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b) Notwithstanding any other provision of this Agreement, Ensign, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law, and any such withholding agent is hereby authorized to sell any portion of the consideration otherwise distributable or payable in kind as is necessary to provide sufficient funds to enable the withholding agent to comply with such deduction and withholding requirements. Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

(c) Notwithstanding anything herein to the contrary, no fractional shares of Pennant Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Pennant. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this section, would be entitled to receive a fractional share interest of Pennant Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. Ensign will direct the Distribution Agent to determine the number of whole shares and fractional shares of Pennant Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Distribution Agent, but in no case more than three (3) business days after the Effective Time. None of Ensign, Pennant or the Distribution Agent shall guarantee any minimum sale price for the fractional shares of Ensign Common Stock. Neither Ensign nor Pennant shall pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Ensign or Pennant.

ARTICLE V

CONDITIONS

Section 5.1 Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by Ensign, in its sole and absolute discretion, at or before the Effective Time:

(a) the board of directors of Ensign shall have declared the Distribution, which declaration may be made or withheld in its absolute and sole discretion;

(b) the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC and a notice of internet availability of the Information Statement shall have been mailed to Ensign stockholders;

(c) Ensign shall have mailed the Information Statement (or notice of internet availability thereof) to the Record Holders;

(d) Ensign shall have obtained an opinion from Kirkland & Ellis LLP, in form and substance satisfactory to Ensign, to the effect that, subject to the assumptions and limitations described therein, the distribution of Pennant Common Stock and certain related transactions will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, in which no gain or loss is recognized by Ensign or its stockholders, except in the case of the Ensign stockholders, for cash received in lieu of fractional shares;

(e) the NASDAQ Listing Application shall have been approved, subject to official notice of distribution;

(f) no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(g) the Reorganization shall have been completed, except for such steps as Ensign in its sole discretion shall have determined may be completed after the Distribution Date;

(h) Pennant shall have completed the financing transactions described in the Information Statement and contemplated to occur on or prior to the Distribution Date, including the entry into the Pennant Credit Facility;

(i) Ensign shall have completed its own financing transactions contemplated to occur on or prior to the Distribution Date, including amending and restating its existing credit facility;

(j) no events or developments shall have occurred prior to the Distribution that, in the judgment of the Ensign board of directors, would result in the Distribution having a material adverse effect on Ensign or its stockholders;

(k) Pennant shall have adopted the amended and restated certificate of incorporation and amended and restated bylaws, as provided in Section 3.6(a);

(l) each of the Ancillary Agreements shall have been executed and delivered by each party thereto and be in full force and effect; and

(m) any required material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

Section 5.2 Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of Ensign, and the board of directors of Ensign may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of Ensign concerning the satisfaction or waiver of any or all of the conditions set forth in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of Ensign to any other Person to effect any of the Transactions or in any way limit Ensign’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI

NO REPRESENTATIONS OR WARRANTIES

Section 6.1 Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2 As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1 Insurance Matters. Following the Effective Time, Ensign shall maintain its currently existing Insurance Policies related to director and officer liability (the “Ensign D&O Policies”). Prior to the Effective Time, Ensign and Pennant shall use commercially reasonable efforts to obtain separate Insurance Policies for Pennant on substantially similar terms as the Ensign D&O Policies (it being understood that Pennant shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of Pennant pursuant to this Section 7.1, which, for the avoidance of doubt, shall exclude any premiums, costs and fees associated with any run-off Insurance Policy obtained by Ensign in connection with the Distribution).

ARTICLE VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1 Agreement for Exchange of Information.

(a) Subject to Section 8.1(b) and Section 8.8(f), and except as set forth in any Ancillary Agreement, for a period of three (3) years following the Distribution Date (the “Access Period”), as soon as reasonably practicable after written request: (i) Ensign shall afford to any member of the Pennant Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Pennant Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Ensign Group immediately following the Distribution Date that relates to any member of the Pennant Group or the Pennant Business, and (ii) Pennant shall afford to any member of the Ensign Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Ensign Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Pennant Group immediately following the Distribution Date that relates to any member of the Ensign Group or the Ensign Business; provided, however, that in the event that Pennant or Ensign, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information-sharing or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the Access Period shall be extended with respect to requests related to any tax audit or proceeding or other third-party litigation or other dispute filed prior to the end of the Access Period until such litigation or dispute is finally resolved.

(b) A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any action, suit or proceeding in which any member of a Group is adverse to any member of the other Group), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c) Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), Pennant shall use its commercially reasonable efforts to cooperate with any requests from any member of the Ensign Group pursuant to Section 8.1(a) and Ensign shall use its commercially reasonable efforts to cooperate with any requests from any member of the Pennant Group pursuant to Section 8.1(a), in each case, to enable the requesting party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2 Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3 Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable and documented expenses out-of-pocket, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Person.

Section 8.4 Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of three (3) years following the Distribution Date, except as otherwise required or agreed in writing, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in the possession or control of them or any member of their Group on the Distribution Date in accordance with the policies and procedures of Ensign as in effect on the Distribution Date.

Section 8.5 Limitation of Liability. No Person required to provide information under this Article VIII shall have any Liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6 Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a) Pennant shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Ensign Group, the directors, officers, employees and agents of any member of the Pennant Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any Action, suit or proceeding in which any member of the Pennant Group is or may become adverse to any member of the Ensign Group; and

(b) Ensign shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Pennant Group, the directors, officers, employees and agents of any member of the Ensign Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any Action, suit or proceeding in which any member of the Ensign Group is or may become adverse to any member of the Pennant Group.

Section 8.7 Confidentiality.

(a) Pennant (on behalf of itself and each other member of its Group) and Ensign (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not disclose or release or use, without the prior written consent of such member of the other Group, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall, to the extent reasonably practicable and not prohibited by law, promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to, at such member of the other Group’s own expense, seek an appropriate protective order or other remedy, which the Parties will reasonably cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained within a reasonable period of time, the Party that is required to disclose Confidential Information about a member of the other Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c) Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of such other Party’s Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of such requesting Person’s Group that is in the possession of such other Party or any member of such other Party’s Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including any extracts therefrom), unless (A) such delivery or destruction would violate any Law or regulatory requirement, (B) such Confidential Information constitutes attorney work product created for such Party, or (C) such Confidential Information, including emails, are contained in an archived computer system backup in accordance with bonafide document retention policies or security and disaster recovery procedures; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to such other Party’s business or the business of any member of such other Party’s Group. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

Section 8.8 Privileged Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of Pennant and its Affiliates or Ensign and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) Ensign shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Ensign Business, whether or not the privileged information is in the possession of or under the control of Ensign or Pennant. Ensign shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Ensign Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Ensign Group, whether or not the privileged information is in the possession of or under the control of Ensign or Pennant; and

(ii) Pennant shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Pennant Business, whether or not the privileged information is in the possession of or under the control of Ensign or Pennant. Pennant shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Pennant Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Pennant Group, whether or not the privileged information is in the possession of or under the control of Ensign or Pennant.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). Except as provided in Section 8.8(d), Pennant may not waive, and shall cause each other member of the Pennant Group not to waive, any privilege that could be asserted by a member of the Ensign Group under any applicable Law, and in which a member of the Ensign Group has a shared privilege, without the written consent of Ensign, which consent shall not be unreasonably withheld, conditioned or delayed. Except as provided in Section 8.8(d), Ensign may not waive, and shall cause each other member of the Ensign Group not to waive, any privilege that could be asserted by a member of the Pennant Group under any applicable Law, and in which a member of the Pennant Group has a shared privilege, without the written consent of Pennant, which consent shall not be unreasonably withheld, conditioned or delayed. If a dispute arises between or among Pennant and Ensign, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall endeavor to minimize any prejudice to the rights of such other Party and shall not unreasonably withhold consent to any request for waiver by such Party. Each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(d) Notwithstanding any of the other provisions of this Section 8.8, to the fullest extent permitted by Law, in the event of any litigation or dispute between or among the Parties and/or any members of their respective Groups, any Party or any members of the Party’s respective Group may waive a privilege which it shares with another Party or any member of the other Group, without obtaining the written consent from the other Party or the other member(s) of a Party’s Group which shares the privilege; provided, that such waiver of a shared privilege shall be effective only as to the use of information by the relevant Parties and/or the applicable members of their respective Groups in such litigation or dispute, and shall not operate as a waiver of the shared privilege with respect to any proceedings, disputes, or other matters involving third parties or with respect to any other Actions. In the event of any such waiver, the Parties and the members of their respective Groups shall take all reasonable measures to ensure the confidentiality of the privileged information that is the subject of such waiver, including, as necessary, making any applications to an arbitral tribunal or court of law, as applicable, to preserve the confidentiality of such information; and any such privileged information shall otherwise be held confidential by the Parties and the members of their respective Groups and shall not be publicly disclosed. For the avoidance of doubt, this Section 8.8(d) provides the only circumstances, and the only conditions, under which a Party or a member of its respective Group may unilaterally waive any shared applicable legal privilege.

(e) Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party in writing of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(f) The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9 Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is reasonably necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

ARTICLE IX

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 9.1(d), effective as of the Effective Time, Pennant does hereby, for itself and each other member of the Pennant Group, release and forever discharge each Ensign Indemnitee, from any and all Liabilities whatsoever to any member of the Pennant Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 9.1(d), effective as of the Effective Time, Ensign does hereby, for itself and each other member of the Ensign Group, release and forever discharge each Pennant Indemnitee from any and all Liabilities whatsoever to any member of the Ensign Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) The Parties expressly understand and acknowledge that it is possible that unknown Losses or Claims exist or might come to exist or that present Losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any Law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state Laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.1(a) and Section 9.1(b).

(d) Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the Ensign Group from any member of the Pennant Group, or by any member of the Pennant Group from any member of the Ensign Group from and after the Effective Time; or

(iv) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(e) Pennant shall not make, and shall not permit any other member of the Pennant Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Ensign Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). Ensign shall not make, and shall not permit any member of the Ensign Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Pennant Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2 Indemnification by Pennant. Except as provided in Section 9.4 and Section 9.5, Pennant shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition cause each Appropriate Member of the Pennant Group to, indemnify, defend and hold harmless, the Ensign Indemnitees from and against any and all Losses of the Ensign Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any Pennant Liability, including the failure of any member of the Pennant Group or any other Person to pay, perform or otherwise promptly discharge any Pennant Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the Pennant Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained or incorporated by reference in the Registration Statement or the Information Statement other than information that relates solely to the Pennant Business;

in each case, without regard to when or where the Loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such Loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such Loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time. As used in this Section 9.2, “Appropriate Member of the Pennant Group” means the member or members of the Pennant Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3 Indemnification by Ensign. Except as provided in Section 9.4 and Section 9.5, Ensign shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition cause each Appropriate Member of the Ensign Group to, indemnify, defend and hold harmless the Pennant Indemnitees from and against any and all Losses of the Pennant Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any Ensign Liability, including the failure of any member of the Ensign Group or any other Person to pay, perform or otherwise promptly discharge any Ensign Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any breach by any member of the Ensign Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained or incorporated by reference in the Registration Statement or the Information Statement that relates solely to the Ensign Business;

in each case, without regard to when or where the Loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such Loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such Loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Effective Time or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time. As used in this Section 9.3, “Appropriate Member of the Ensign Group” means the member or members of the Ensign Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4 Procedures for Indemnification.

(a) An Indemnitee shall give written notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying

Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law or to take any actions that would unreasonably interfere with the operation of the Indemnitee’s business.

(d) Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law or to take any actions that would unreasonably interfere with the operation of the Indemnitee’s business.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

Section 9.5 Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds actually received that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6 Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any Tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. For purposes of this Section 9.6, the value of any Tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. For all Tax purposes other than for purposes of Section 355(g) of the Code, Ensign and Pennant agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Ensign to Pennant or a distribution by Pennant to Ensign, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 9.7 Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Pennant and each other member of the Pennant Group, on the one hand, and Ensign and each other member of the Ensign Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8 Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Effective Time for a period of twenty (20) years thereafter and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, REMOTE OR SPECULATIVE DAMAGES AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH PARTY UNDER THIS AGREEMENT OR SUCH ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Disputes on behalf of the Party appointing such representative.

Section 10.2 Negotiation and Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, enforceability, validity, termination or breach of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby between or among the Parties or any members of their respective Groups (each, a “Dispute” and, collectively, “Disputes”) shall first be referred by either Party or any of the members of their respective Groups for amicable negotiations by the Appointed Representatives by providing written notice of such Dispute in the manner provided by Section 12.7 below (“Dispute Notice”). All documents, communications and information disclosed in the course of such negotiations that are not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(b) If, for any reason, a satisfactory resolution of any Dispute is not achieved by the Appointed Representatives within thirty (30) days of the date of delivery of the Dispute Notice, such Dispute shall be referred for final and binding resolution by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules then in effect (the “AAA Rules”), except as modified herein:

(i) The arbitration shall be held in Orange County, California. There shall be three arbitrators. Each Party shall appoint one arbitrator in the manner provided by the AAA Rules. The two Party-appointed arbitrators shall jointly appoint the third arbitrator, who shall chair the arbitral tribunal. Upon the written request of any party to the Dispute, any arbitrator not timely shall be appointed by the AAA in the manner provided in the AAA Rules.

(ii) By electing to proceed under the AAA Rules, the parties to the Dispute confirm that any dispute, Claim or controversy concerning the arbitrability of a Dispute, including whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.2, shall be determined by the arbitrators.

(iii) The parties to the Dispute intend that the arbitrators shall apply the substantive Laws of the State of Delaware to any Dispute hereunder, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction. The parties further intend that this agreement to arbitrate shall be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on all the parties to the Dispute. The parties to the Dispute agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any California state or federal court, or in any other court of competent jurisdiction.

(iv) By agreeing to arbitration, the parties to the Dispute do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. In any such action each of the parties to the Dispute irrevocably and unconditionally (i) consents and submits to the jurisdiction and venue of the Courts of the State of California and the Federal Courts of the United States of America located within the State of California (the “California Courts”); (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any California Court; (iii) consents to service of process in the manner provided by Section 12.8 below or in any other manner permitted by law; and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY.

(v) This arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code.

(vi) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to the Dispute that arise under or in connection with this Agreement and the Ancillary Agreements may be brought in a single arbitration. Upon the request of any party to an arbitration proceeding constituted under this Agreement or the

Ancillary Agreement(s), the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Agreement and/or the Ancillary Agreement(s), if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement or the Ancillary Agreement(s), the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

(vii) In the event of a Dispute, each party to the Dispute shall continue to perform its obligations under this Agreement or any Ancillary Agreement in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until this Agreement or such Ancillary Agreement is terminated in accordance with the provisions hereof.

(c) The Parties agree that the provisions of this Section 10.2 bind themselves and any of the members of their respective Groups, and further agree to take all measures to lawfully cause the members of their respective Groups to abide and be bound by the terms of this Section 10.2.

ARTICLE XI

TERMINATION

Section 11.1 Termination. Upon written notice, this Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Effective Time by and in the sole discretion of Ensign without the approval of Pennant or any other party thereto.

Section 11.2 Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party as a result of such termination.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2 Payment of Expenses. All costs and expenses incurred and directly related to the Transactions shall be paid by the Party to which such cost or expense is properly allocable.

Section 12.3 Amendments and Waivers.

(a) Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 12.5 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6 Third-Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 12.7 Coordination with Tax Matters Agreement. Except as specifically provided herein, this Agreement shall not apply to Taxes (which are covered by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matter addressed in the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 12.8 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a)	If to Ensign:

The Ensign Group, Inc.

29222 Rancho Viejo Rd., Suite 127

San Juan Capistrano, CA 92675

Attention: General Counsel

Email: legal@ensignservices.net

(b)	If to Pennant:

The Pennant Group, Inc.

1675 E. Riverside Dr., Ste. 150

Eagle, ID 83616

Attention: General Counsel

Email: legal@pennantservices.com

Section 12.9 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.10 Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.11 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 12.12 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 12.13 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.14 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.15 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.16 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

THE ENSIGN GROUP, INC.

By:
Name:
Title:

THE PENNANT GROUP, INC.

By:
Name:
Title:

Exhibit A

Pennant Subsidiaries

1.	Cornerstone Healthcare, Inc.

2.	Pinnacle Senior Living LLC

3.	Eagle Pass Senior Living LLC

4.	Mission Inn Senior Living LLC

5.	Brookhollow Senior Living LLC

6.	Beach City Senior Living LLC

7.	Mesa Springs Senior Living LLC

Schedule 2.2(a)

Certain Pennant Assets

None.

Schedule 2.3(a)

Certain Pennant Liabilities

None.